Exhibit 99.2

Cerulean Announces $20 Million Firm Commitment At-The-Market Stock

Purchase Agreement with Aspire Capital Fund, LLC

Initial purchase of 800,000 shares of common stock for $1.25 per share

Waltham, Mass., October 19, 2016 – Cerulean Pharma Inc. (NASDAQ:CERU), a clinical-stage company developing nanoparticle-drug conjugates (NDCs), today announced that it has entered into a $20 million common stock purchase agreement (Purchase Agreement) and a registration rights agreement (Registration Rights Agreement) with Aspire Capital Fund, LLC (Aspire), a Chicago-based institutional investor. These agreements constitute a firm commitment at-the-market equity facility. Immediately following the execution of the Purchase Agreement, Aspire purchased 800,000 shares of common stock for $1.25 per share.

Cerulean has the right to sell up to the remaining $19.0 million of its common stock to Aspire over a 24-month period, at prices based on a formula linked to current market prices at the time of each sale. Aspire has the obligation to purchase common stock from Cerulean in amounts and timing determined by Cerulean in its sole discretion, subject to certain limits. The Purchase Agreement does not contain any restrictions on the use of any of the proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages. In connection with entering into the Purchase Agreement, Cerulean issued 700,000 commitment shares to Aspire. There are no warrants associated with this transaction. The Purchase Agreement may be terminated by Cerulean at any time, at its discretion, without any cost.

“This agreement with Aspire provides us access to capital to support our ongoing clinical efforts,” said Christopher D.T. Guiffre, President & CEO of Cerulean. “Our relationship with Aspire allows us to strengthen our balance sheet over time without banking commissions or warrants. Controlling the timing and amount of common stock being sold is key, as we can use this facility to opportunistically strengthen our balance sheet without unnecessary dilution as we advance our CRLX101 and CRLX301 programs. Aspire has been a longtime shareholder, and we appreciate their continued support.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

A more complete and detailed description of the Purchase Agreement and Registration Rights Agreement is set forth in Cerulean’s Current Report on Form 8-K filed October 18, 2016 with the SEC.

About Cerulean Pharma

The Cerulean team is committed to improving treatment for people living with cancer. We apply our Dynamic Tumor Targeting™ Platform to create a portfolio of NDCs designed to selectively attack tumor cells, reduce toxicity by sparing the body’s normal cells, and enable therapeutic combinations. Our first platform-generated NDC clinical candidate, CRLX101, is in multiple clinical trials in combination with other cancer treatments, all of which aim to unlock the power of combination therapy. Our second platform-generated NDC clinical candidate, CRLX301, is in a Phase 1/2a clinical trial. For more information, please visit http://www.ceruleanrx.com/.

About Aspire Capital Fund, LLC

Aspire Capital is an institutional investor based in Chicago, Illinois, with a fundamental investment approach. Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology.

Contact:

Nicole P. Jones

Director, Investor Relations and

Corporate Communications

njones@ceruleanrx.com

781-209-6385

David Pitts

Argot Partners

212-600-1902